EXHIBIT 99.1
PANHANDLE OIL AND GAS INC. REPORTS
CHANGES IN MANAGEMENT
OKLAHOMA CITY, OK (PR Newswire) — PANHANDLE OIL AND GAS INC. (NYSE-PHX) today announced that Paul F. Blanchard, Jr. has been named Vice-President, Chief Operating Officer.
Prior to his appointment as Chief Operating Officer at Panhandle, Mr. Blanchard played an instrumental role at Range Resources Corporation (NYSE: RRC) where he served as Vice President of the Mid-Continent Business Unit in Oklahoma City. In this capacity, Mr. Blanchard directed the development of annual drilling programs in excess of 100 wells per year, and managed the growth of the business unit through strategic acquisitions and a capital budget of over $100 million. Before joining Range Resources, Mr. Blanchard held positions as Operations Manager and Senior Reservoir Engineer with several large independent oil and natural gas producers in Oklahoma City, including experience with EOG Resources and Texas Oil and Gas Corporation. In these roles, Mr. Blanchard was responsible for the evaluation of drilling prospects, field studies, preparation of reserve reports, and the completion and production operations of wells.
Michael C. Coffman, President and CEO of Panhandle said “Paul’s experience and expertise make an excellent addition to our management team. His experiences in the Mid-Continent area and in managing the growth of the Mid-Continent Business Unit of Range are key assets in today’s oil and gas environment. We are confident that his specific skill set will successfully align with Panhandle’s disciplined growth strategy.”
Mr. Blanchard holds a B.S. degree in petroleum engineering from the University of Oklahoma and has over twenty-six years experience in the Mid-Continent area.
Panhandle Oil and Gas Inc. (NYSE-PHX) is engaged in the exploration for and production of natural gas and oil. Additional information on the Company can be found at www.panhandleoilandgas.com.

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